Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of Establishment Labs Holdings Inc. on Form S-8 of our report dated March 4, 2024, with respect to our audits of the consolidated financial statements of Establishment Labs Holdings Inc. as of December 31, 2023 and 2022 and for the three years in the period ended December 31, 2023 and our report dated March 4, 2024 with respect to our audit of internal control over financial reporting of Establishment Labs Holdings Inc. as of December 31, 2023, which reports are included in this Annual Report on Form 10-K of Establishment Labs Holdings Inc. for the year ended December 31, 2023.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/ Marcum LLP

Marcum LLP
Los Angeles, California
March 5, 2024